As filed with the Securities and Exchange Commission on October 29, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

COTHERIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3513144
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

5000 Shoreline Court, Suite 101

South San Francisco, California 94080

(Address of principal executive offices) (Zip Code)

COTHERIX, INC.

2000 Stock Plan

2004 Equity Incentive Plan

2004 Employee Stock Purchase Plan

Shares Acquired Under Written Compensation Agreements

(Full title of the Plans)

DONALD J. SANTEL

Chief Executive Officer

COTHERIX, INC.

5000 Shoreline Court, Suite 101

South San Francisco, California 94080

(Name and address of agent for service)

(650) 808-6500

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Options to Purchase shares of Common Stock and Rights to Purchase shares of Common Stock	3,728,473	N/A	N/A	N/A
Common Stock (par value $0.001)	3,728,473 shares	$5.53	$20,618,455.69	$2,612.36
Written Compensation Agreements Common Stock (par value $0.001)	533,527 shares	$5.53	$2,950,404.31	$373.82

(1)	This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 2000 Stock Plan, 2004 Equity Incentive Plan, 2004 Employee Stock Purchase Plan, and Written Compensation Agreements by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of CoTherix, Inc.
(2)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices per share of Common Stock of CoTherix, Inc. on October 27, 2004.

EXPLANATORY NOTE

CoTherix, Inc. has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “1933 Act”), to register shares of its Common Stock, $0.001 par value per share. Under cover of this Form S-8 is a Reoffer Prospectus that CoTherix, Inc. prepared in accordance with Part I of Form S-3 under the 1933 Act. The Reoffer Prospectus may be utilized for reofferings and resales of up to 533,527 shares of Common Stock acquired by Selling Stockholders under the CoTherix, Inc. 2000 Stock Plan.

COTHERIX, INC.

FORM S-8 CROSS REFERENCE SHEET SHOWING LOCATION OF INFORMATION

REQUIRED BY PART I OF FORM S-3

Form S-3 Item Number	Location/Heading in Prospectus
1. Forepart of Registration Statement and Outside Front Cover page of Prospectus	Cover page

2. Inside Front and Outside Back Cover Page of Prospectus	Available Information; Incorporation of Certain Information by Reference

3. Summary Information, Risk Factors and Ratio of Earnings to Fixed Charges	Risk Factors

4. Use of Proceeds	Use of Proceeds

5. Determination of Offering Price	Not applicable

6. Dilution	Not applicable

7. Selling Security Holder	Selling Security Holder

8. Plan of Distribution	Plan of Distribution

9. Description of Securities to be Registered	Not Applicable

10. Interests of Named Experts and Counsel	Not Applicable

11. Material Changes	Not Applicable

12. Incorporation of Certain Information	Documents Incorporated by Reference

13. Disclosure of Commission Position on Indemnification for Securities Act Liabilities	Indemnification

Shares of Common Stock

CoTherix, Inc.

This Reoffer Prospectus relates to 533,527 shares of the Common Stock, par value $0.001 (the “Common Stock”), of CoTherix, Inc. (the “Company”), which may be offered from time to time by certain key employees named herein and certain employees who are not named herein who are not affiliates (the “Selling Stockholders”). It is anticipated that the Selling Stockholders will offer shares for sale at prevailing prices on the Nasdaq National Market System on the date of sale. The Company will receive no part of the proceeds of sale made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by each of the Selling Stockholders will be borne by each such Selling Stockholder.

The Common Stock is traded on the Nasdaq National Market System.

The Selling Stockholders and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “1933 Act”), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED

ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.

SEE “RISK FACTORS” BEGINNING ON PAGE 6.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES

AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE

ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION

TO THE CONTRARY IS A CRIMINAL OFFENSE.

No person is authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Stockholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

The date of this Prospectus is October 29, 2004.

AVAILABLE INFORMATION

The Company will be subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) upon the first date on which its Common Stock is registered under Section 12(g) of the Exchange Act and in accordance therewith will file reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission’s regional offices at 219 South Dearborn Street, Chicago, IL 60604; 26 Federal Plaza, New York, NY 10007; and 5757 Wilshire Boulevard, Los Angeles, CA 90036, at prescribed rates. The Common Stock is quoted on the Nasdaq National Market System. Reports, proxy statements, informational statements and other information concerning the Company can be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission.

The Company intends to furnish its stockholders with annual reports containing additional financial statements and a report thereon by independent certified public Auditors.

A copy of any document incorporated by reference in the Registration Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Registration Statement incorporates) of which this Reoffer Prospectus forms a part but which is not delivered with this Reoffer Prospectus will be provided by the Company without charge to any person (including any beneficial owner) to whom this Reoffer Prospectus has been delivered upon the oral or written request of such person. Such requests should be directed to Christine Gray-Smith, CoTherix, Inc., 5000 Shoreline Court, Suite 101, South San Francisco, CA 94080. The Company’s telephone number at that location is (650) 808-6500.

THE COMPANY

Cotherix, Inc. (“We” or the “Company”) is a biopharmaceutical company focused on licensing, developing and commercializing therapeutic products for the treatment of cardiopulmonary and other chronic diseases. Ventavis, our lead product candidate, is an inhaled formulation of iloprost. Iloprost is a synthetic compound that is structurally similar to prostacyclins, which are naturally-occurring molecules that cause the blood vessels to dilate. We are developing Ventavis for the treatment of pulmonary arterial hypertension, or PAH, a highly debilitating disease characterized by severe constriction of the blood vessels in the lungs which leads to very high pulmonary arterial pressure. We believe Ventavis offers advantages over existing PAH treatments. Ventavis is currently marketed in various European countries and Australia by Schering AG. In October 2003 we licensed the exclusive U.S. rights to Ventavis from Schering AG and in June 2004 we filed a New Drug Application, or NDA, for Ventavis with the U.S. Food and Drug Administration, or FDA. In August 2004, the NDA was accepted for filing and granted priority review by the FDA. Based on this priority review status and applicable regulations, we expect that the FDA will respond to the Ventavis NDA by December 31, 2004. Also in August 2004, Ventavis received orphan drug designation for the treatment of PAH. We have initiated a Phase II combination therapy trial of Ventavis with Tracleer, a currently approved treatment for PAH, in order to expand the commercial potential of Ventavis. Our other product candidate is CTX-100 for the treatment of emphysema. We believe that our in-depth understanding of the biology of cardiopulmonary and other chronic diseases, combined with our management’s development and commercialization experience, will enable us to continue to identify and license or acquire product candidates in our target disease markets.

We intend to build a biopharmaceutical company focused on the commercialization of therapeutic products for cardiopulmonary and other chronic diseases. The key elements of our strategy are to:

•	Obtain U.S. Regulatory Approval for Ventavis. We are investing significant resources to develop and obtain regulatory approval for Ventavis. We filed an NDA for Ventavis to treat PAH in June 2004. The NDA was accepted for filing and granted priority review by the FDA in August 2004.

•	Build Our Own U.S. Sales and Marketing Organization. We are building our own U.S. sales and marketing organization to commercialize Ventavis and other product candidates that we develop, license or acquire in the future. We believe that a relatively small sales force can effectively reach the specialists who prescribe treatments for PAH. Furthermore, we believe that we can promote our sales and marketing organization to attract and commercialize other product candidates for cardiopulmonary and other chronic diseases.

•	Maximize Commercial Potential of Ventavis. We believe that combination therapies are becoming more prevalent in the treatment of PAH. We have initiated a Phase II trial in combination with Tracleer, a currently approved treatment for PAH, which we believe may expand the commercial potential for Ventavis. In addition to combination therapies, we are also planning to develop Ventavis for pulmonary hypertension associated with idiopathic pulmonary fibrosis, a condition of unknown cause resulting in scarred lung tissues, and other possible indications.

•

License or Acquire Complementary Products and Product Candidates.    In addition to Ventavis and CTX-100, we intend to continue to identify and license or acquire products or product candidates with a principal focus on cardiopulmonary and other chronic diseases. Our management and scientific teams have substantial experience in these disease areas that enable us to identify and evaluate strategic opportunities. We are focused on products or product candidates that will allow us to build upon our clinical development, regulatory and commercialization capabilities.

•	Establish Strategic Collaborations. We plan to complement our internal capabilities by selectively forming collaborations that will enhance our ability to move products efficiently through development to commercialization. These collaborations may enable us to benefit from the capabilities of these partners and penetrate new market opportunities.

The Company’s executive offices are located at 5000 Shoreline Court, Suite 101, South San Francisco, CA 94080. The Company’s telephone number is (650) 808-6500.

RISK FACTORS

Risks Related to Our Business

Unless we are able to generate sufficient product revenue, we will continue to incur losses from operations and may not achieve or maintain profitability.

We are a development stage biopharmaceutical company incorporated in February 2000 with a limited operating history. To date, we have not generated any product revenue and have funded our operations primarily from private sales of our securities. We have incurred losses in each year since our inception. Our net losses were $2.9 million in 2001, $4.7 million in 2002 and $12.6 million in 2003 and $17.7 million for the six months ended June 30, 2004. As of June 30, 2004, we had incurred $38.9 million in net losses since inception. These losses, among other things, have had and will continue to have an adverse effect on our stockholders’ equity and working capital. Even if we receive regulatory approval for any product candidates, sales of such products may not generate sufficient revenue for us to achieve or maintain profitability. Our ability to generate revenue depends on a number of factors, including our ability to:

•	successfully conduct and complete clinical trials for Ventavis or our other product candidates;

•	develop and obtain regulatory approval for Ventavis or our other product candidates;

•	obtain commercial quantities of Ventavis or our other product candidates at acceptable cost levels; and

•	successfully market and sell Ventavis or our other product candidates.

We expect our research and development expenses to increase in connection with our planned clinical trials for Ventavis and any other clinical trials or preclinical testing that we may initiate. In addition, we expect to incur increased general and administrative expenses due to higher sales and marketing expenses as well as the increased costs to operate as a public company. As a result, we expect to continue to incur significant and increasing operating losses for the foreseeable future. Because of the numerous risks and uncertainties associated with developing therapeutic drugs, we may experience larger than expected future losses and may not become profitable.

If we are not able to successfully develop and commercialize Ventavis, we may not generate sufficient revenues to continue our business operations.

We currently have no products that have received regulatory approval for commercial sale. The process to develop, obtain regulatory approval for and commercialize potential drug candidates is long, complex and costly. Ventavis is our only product candidate at a late stage of clinical development. Our other product candidate, CTX-100, is in early clinical development. In addition, we have no internal discovery capabilities and rely on our ability to license or acquire additional product candidates. As a result, our business is currently substantially dependent on our ability to complete development, obtain regulatory approval for and successfully commercialize Ventavis in a timely manner. If we are unable to successfully commercialize Ventavis, we may not be able to earn sufficient revenues to continue our business.

Unsuccessful or delayed regulatory approvals could increase our future development costs or impair our future revenue.

To receive regulatory approval for the commercial sale of our product candidates, we must conduct preclinical studies and clinical trials to demonstrate safety and efficacy in humans. This process is expensive and can take many years, and failure can occur at any stage of the testing. Our failure to adequately demonstrate the safety and efficacy of our product candidates will prevent regulatory approval and commercialization of such products. Our inability to successfully and effectively complete clinical trials for our product candidates will severely harm our business. Significant delays in clinical development could materially increase our product development costs or allow our competitors to bring products to market before we do, impairing our ability to effectively commercialize Ventavis or our other product candidates. In addition, any approvals we may obtain may not cover all of the clinical indications for which we seek approval. Also, an approval might contain significant limitations in the form of narrow indications, warnings, precautions or contraindications with respect to conditions of use.

We filed an NDA for Ventavis in June 2004 based primarily on data from clinical trials conducted by Schering AG. Although NDA submissions typically include at least two Phase III clinical trials, we based our NDA submission primarily on a single Phase III trial. In addition, Schering AG must pass a pre-approval inspection of their Ventavis manufacturing facility before we can obtain marketing approval. The FDA could also request additional information or data, which may extend the review period.

If we fail to demonstrate comparability between the nebulizer intended to be used for administration of Ventavis and the nebulizer used by Schering AG in its Phase III trial, our commercialization of Ventavis would likely be delayed.

We intend that patients will inhale Ventavis using the ProDose nebulizer manufactured by Profile Therapeutics, a U.K. company. Schering AG used the HaloLite nebulizer made by Profile Therapeutics in its Phase III clinical trial of Ventavis. Profile Therapeutics has discontinued the HaloLite nebulizer and replaced it with the ProDose nebulizer. Profile Therapeutics has received 510(k) clearance for the ProDose nebulizer from the FDA, a preliminary step for marketing the device in the United States. However, in order for us to market Ventavis for use with the ProDose nebulizer, the FDA must agree that the ProDose nebulizer delivers a dose comparable to the dose delivered by the HaloLite nebulizer used in Schering AG’s Phase III clinical trial. If the FDA does not find that the two devices are comparable, or if the FDA requires additional clinical trial data to demonstrate comparability of the two devices, our commercialization of Ventavis would likely be delayed and our business would be harmed.

If we fail to secure an adequate supply of nebulizers intended to be used for administration of Ventavis, our commercialization of Ventavis would likely be delayed.

We anticipate that Profile Therapeutics will be our sole supplier of nebulizers at the time of our initial sale of Ventavis and our sole supplier of a hand-held nebulizer now under development. We do not currently have a product supply agreement with Profile Therapeutics. If we cannot consummate a supply agreement or if we do have a supply agreement and Profile Therapeutics fails to supply an adequate number of nebulizers to meet patient demand, commercialization of Ventavis would likely be delayed and our business would be harmed. In addition, if we cannot secure a supply of nebulizers from Profile Therapeutics, we will need to identify and contract with a new supplier that offers an FDA-approved device, and the new supplier will need to demonstrate comparability with approved nebulizers. Commercialization of Ventavis would be delayed if we are required to take these additional steps.

If we fail to develop a more convenient, hand-held nebulizer for use with Ventavis, our Ventavis product revenue could be significantly reduced.

We are assisting Profile Therapeutics in its development of the I-Neb nebulizer, a hand-held, battery operated nebulizer that we believe will be more convenient than the ProDose nebulizer. Profile Therapeutics has indicated to us that it expects the required FDA 510(k) clearance to be granted in 2005 and, if such clearance is granted, we anticipate that FDA approval of the administration of Ventavis using the I-Neb nebulizer will be granted in the second half of 2005 based on an in vitro demonstration of dose comparability between the I-Neb, ProDose and HaloLite nebulizers. If the FDA deems these in vitro data insufficient to demonstrate dose comparability, human trials using the I-Neb nebulizer to administer Ventavis may be required. If FDA 510(k) clearance of the I-Neb nebulizer is delayed or we are delayed or unsuccessful in obtaining FDA approval of the use of the I-Neb nebulizer to administer Ventavis, our Ventavis product revenue could be significantly reduced.

We have no manufacturing capacity and anticipate continued reliance on Schering AG and Bayer Health Care for the clinical development and commercial production of Ventavis and CTX-100, respectively, which puts us at risk of lengthy and costly delays of bringing our products to market.

We do not currently operate manufacturing facilities for clinical or commercial production of our product candidates. We have no experience in drug formulation or manufacturing, and we lack the resources and the capabilities to manufacture any of our product candidates on a clinical or commercial scale. We do not intend to develop facilities for the manufacture of product candidates for clinical trials or commercial purposes in the foreseeable future.

We rely on Schering AG and Bayer Health Care for the clinical and commercial production of each of our product candidates. These existing and future contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to successfully produce, store and distribute our products. In the event of a natural disaster, business failure, strike or other difficulty, we may be unable to replace a third-party manufacturer in a timely manner and the production of our product candidates would be interrupted, resulting in delays and additional costs. In addition, because Schering AG manufactures Ventavis outside of the U.S., we may face difficulties in importing Ventavis into the U.S. as a result of, among other things, FDA import inspections, incomplete or inaccurate import documentation or defective packaging.

We or our contract manufacturers may also fail to achieve and maintain required manufacturing standards, which could result in patient injury or death, product recalls or withdrawals, delays or failures in product testing or delivery, cost overruns or other problems that could seriously hurt our business. Contract manufacturers also often encounter difficulties involving production yields, quality control and quality assurance, as well as shortages of qualified personnel. In addition, our contract manufacturers are subject to ongoing inspections and regulation by the FDA, the U.S. Drug Enforcement Agency and corresponding state agencies and they may fail to meet these agencies’ acceptable standards of compliance.

Upon the occurrence of one of the aforementioned events, the ability to switch manufacturers may be difficult for a number of reasons, including:

•	the number of potential manufacturers is limited and we may not be able to negotiate agreements with alternative manufacturers on commercially reasonable terms;

•	long lead times are often needed to manufacture drugs;

•	the manufacturing process is complex and may require a significant learning curve; and

•	the FDA must approve any replacement prior to manufacturing, which requires new testing and compliance inspections.

Our agreement with Schering AG provides that we will purchase our Ventavis requirements exclusively from Schering AG. The process of manufacturing Ventavis is extremely complex, lengthy and has low yields. If Schering AG ceases to manufacture Ventavis or is unable to provide us with supplies of Ventavis for any reason, we may experience substantial delays in clinical development or commercial product shortages as we develop internal manufacturing capabilities or seek a third-party manufacturer. We may experience difficulty finding an acceptable alternative manufacturer for any of the reasons noted above in connection with switching manufacturers.

If we are unable to establish a direct sales force in the U.S., our business may be harmed.

We currently do not have an established sales organization. Assuming Ventavis is approved by the FDA for commercial sale, we intend to market it directly to physicians in the U.S. through our own sales force. We will need to incur significant additional expenses and commit significant additional management resources to establish a sales force for Ventavis and possibly other products approved for commercialization. We may not be able to successfully establish these capabilities despite these additional expenditures. If we elect to rely on third parties to sell Ventavis and any other products, we may receive less revenue than if we sold such products directly. In addition, we may have little or no control over the sales efforts of those third parties. In the event we are unable to sell Ventavis and other selected product candidates, either directly or through third parties, the commercialization of Ventavis may be delayed and our business may be harmed.

Our failure to establish and manage a distribution network for our products could delay or compromise the commercialization of Ventavis and other products.

We have not yet established systems and processes necessary for distributing products to customers. We intend to contract with one or more companies to warehouse our products and distribute them to specialty pharmacy suppliers that would then distribute our products directly to patients. This distribution network will require significant coordination with our sales and marketing and finance organizations. Failure to secure contracts with suppliers of distribution services could negatively impact the distribution of our products, and failure to coordinate financial systems could negatively impact our ability to accurately report product revenue. If we are unable to effectively establish and manage the distribution process, the commercialization of Ventavis and other products may be delayed or severely compromised and our results of operations may be harmed.

If our competitors are able to develop and market products that are preferred over Ventavis or other product candidates that we may develop, our commercial opportunity may be significantly reduced or eliminated.

We face competition from established pharmaceutical and biotechnology companies, as well as from academic institutions, government agencies and private and public research institutions. Various products are currently marketed for the treatment of PAH, including Flolan by GlaxoSmithKline, Remodulin by United Therapeutics and Tracleer by Actelion. A number of companies are also developing new PAH treatments, including Encysive Pharmaceuticals’ sitaxsentan, Myogen’s ambrisentan and Pfizer’s Viagra. Although Remodulin is currently marketed in a formulation for subcutaneous delivery, United Therapeutics has recently disclosed that it is developing oral, intravenous and inhaled formulations of Remodulin. In addition, we are aware of clinical trials involving an inhaled reformulation of Remodulin. While some trials involved single-dose administration, we believe another trial involved multiple-dose treatments over a period of time and in these cases the drug was administered less frequently and with shorter inhalation periods compared to Ventavis in the clinical trials conducted by Schering AG.

Our commercial opportunity will be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer side effects, are more convenient or are less expensive than our product candidates. If an inhaled drug treatment for PAH, such as an inhaled reformulation of Remodulin, proved to be more efficacious or convenient than Ventavis, then prescriptions of Ventavis by physicians and patient use of Ventavis would likely be significantly reduced. Similarly, if an oral reformulation or other kind of delivery method of Remodulin or other drug for the treatment of PAH proves to be more convenient or efficacious than Ventavis, then Ventavis could be rendered obsolete and noncompetitive. Further, public announcements regarding the development of any such competing drugs could adversely affect the market price of our common stock.

Many of our competitors currently have significantly greater financial resources and expertise in conducting clinical trials, obtaining regulatory approvals, managing manufacturing and marketing approved products than we do. Other early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. In addition, these third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring therapies and therapy licenses complementary to our programs or advantageous to our business. We expect that our ability to compete effectively will depend upon our ability to:

•	successfully and rapidly complete clinical trials and obtain all requisite regulatory approvals in a cost-effective manner;

•	build an adequate sales and marketing infrastructure;

•	develop competitive formulations of our product candidates;

•	attract and retain key personnel; and

•	identify and obtain other product candidates on commercially reasonable terms.

If we fail to obtain additional financing, we may be unable to fund our operations and commercialize our product candidates.

We expect that our cash used in operations will increase for the next several years, and that we will spend substantial amounts to complete the clinical development and commercialization of Ventavis and other product candidates, and to license or acquire other product candidates. We believe that our existing cash and cash equivalents, together with interest thereon, will be sufficient to meet our projected operating requirements for at least 12 months.

Our future funding requirements will depend on many factors, including:

•	the costs of establishing sales, marketing and distribution capabilities;

•	the terms and timing of any collaborative, licensing and other arrangements that we have or may establish, including our milestone payments to Schering AG;

•	cash requirements of any future acquisitions of product candidates;

•	the scope, results and timing of preclinical studies and clinical trials and other development activities;

•	the effects of competing clinical, technological and market developments; and

•	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights.

Even if we receive FDA approval to commercialize Ventavis, we cannot predict the amount of revenue we will generate from sales of Ventavis. Until we can generate a sufficient amount of product revenue, we expect to finance future cash needs through public or private equity offerings or debt financings. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience dilution.

We are considering raising debt financing, and in such event we may be required to grant the lender a security interest in all or a portion of our assets and issue warrants to acquire our equity securities, resulting in dilution to our stockholders. In addition, any such debt financing may involve restrictive covenants, including limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business.

We may also be required to:

•	seek collaborators for our product candidates at an earlier stage than otherwise would be desirable and on terms that are less favorable than might otherwise be available; and

•	relinquish, license or otherwise dispose of rights to technologies, product candidates or products that we would otherwise seek to develop or commercialize ourselves on unfavorable terms.

Future additional funding may not be available on acceptable terms, or at all. If we are unable to raise additional capital when required or on acceptable terms, we may have to significantly delay, scale back or discontinue the development or commercialization of one or more of our product candidates.

If we fail to identify and license or acquire other products or product candidates, we may be unable to expand our business.

One of our key strategies is to license or acquire clinical-stage products or product candidates and further develop them for commercialization. The market for licensing and acquiring products and product candidates is intensely competitive and many of our competitors may have greater resources than us. If we are not successful in identifying and licensing or acquiring other products or product candidates, we may be unable to grow our revenues with sales from new products.

The loss of any rights to market key products would significantly impair our operating results.

We have licensed from Schering AG the exclusive U.S. rights to develop and commercialize Ventavis for the treatment of PAH. We are obligated to use our best efforts to develop Ventavis in accordance with a mutually agreed upon development plan and to commercialize Ventavis in the U.S. Our ability to achieve some or all of these milestones is dependent upon numerous factors, including some factors that are outside of our control. Schering AG has the right to terminate our license if we materially breach our obligations under the agreement and fail to cure any such breach within a specified period of time, or if we become insolvent.

If our agreement with Schering AG were terminated, then we would have no further rights to develop and commercialize Ventavis for any indication. The termination of the Schering AG agreement, or of any other agreement which enables us to market a key product or product candidate, could significantly and adversely affect our business.

Any future product revenues could be reduced by imports from countries where our product candidates are available at lower prices.

Rights to market Ventavis in Canada are held by Berlex Laboratories, the U.S. subsidiary of Schering AG, and Berlex Laboratories has filed for marketing approval with Health Canada. Even if we obtain FDA approval to market Ventavis or other products in the U.S., our sales in the U.S. may be reduced if products are imported into the U.S. from lower price markets, whether legally or illegally. In the U.S., prices for pharmaceuticals are generally higher than in the bordering nations of Canada and Mexico. There have been proposals to legalize the import of pharmaceuticals from outside the U.S. If such legislation were enacted, our future revenues could be reduced.

Future sales of our products may suffer if they are not accepted in the marketplace by physicians, patients and the medical community.

Ventavis or our other product candidates may not gain market acceptance among physicians, patients and the medical community. The degree of market acceptance of Ventavis or our other product candidates will depend on a number of factors. For example, Ventavis must prove effective in treating PAH either alone or in combination with other treatments, such as ETRAs. Except for lung transplantation, there is no current cure for PAH. The development of any other curative treatment for PAH may make Ventavis obsolete. In addition, the medical community will need to accept prostacyclin therapy delivered through inhalation as opposed to delivery by infusion pump. In particular, market acceptance of Ventavis may be limited because our current nebulizer is not compact and must be plugged into an electrical outlet or because the prescribed dosing duration and frequency may be inconvenient as compared with other drugs. Also, prevalence and severity of side effects could negatively effect market acceptance of Ventavis. Side effects observed during clinical trials included fainting, chest pain, nausea and headaches. Failure to achieve market acceptance of Ventavis in the U.S. would significantly harm our business.

If we are unable to obtain acceptable prices or adequate reimbursement from third-party payors for Ventavis, or any other product candidates that we may seek to commercialize, our revenues and prospects for profitability will suffer.

Our ability to commercialize Ventavis, or any other product candidates that we may seek to commercialize, is highly dependent on the extent to which coverage and reimbursement for these product candidates will be available from:

•	governmental payors, such as Medicare and Medicaid;

•	private health insurers, including managed care organizations; and

•	other third-party payors.

Many patients will not be capable of paying for our products themselves and will rely on third-party payors to pay for their medical needs. A primary current trend in the U.S. health care industry is toward cost containment. Large private payors, managed care organizations, group purchasing organizations and similar organizations are exerting increasing influence on decisions regarding the use of, and reimbursement levels for, particular treatments. Such third-party payors, including Medicare, are challenging the prices charged for medical products and services, and many third-party payors limit reimbursement for newly approved health care products. In particular, third-party payors may limit the reimbursed indications. Cost-control initiatives could decrease the price we might establish for products, which could result in product revenues lower than anticipated. If the prices for our product candidates decrease or if governmental and other third-party payors do not provide adequate coverage and reimbursement levels, our revenue and prospects for profitability will suffer.

If there are fewer individuals with PAH than we estimate, we may not generate sufficient revenues to continue development of our product candidates or continue operations.

We have rights to commercialize Ventavis for the treatment of PAH only in the U.S. We estimate that the number of individuals in the U.S. with PAH is approximately 50,000, of which approximately 15,000 are currently diagnosed and under various treatments. Our estimate of the size of the patient population is based on published studies as well as internal analyses. If the results of these studies or our analysis of them do not accurately reflect the number of patients with PAH, our assessment of the market may be wrong, making it difficult or impossible for us to meet our revenue goals. In addition, it is difficult to determine the portion of the patient population that might use Ventavis as a treatment.

Even if our product candidates receive regulatory approval, we may still face development and regulatory difficulties that may delay or impair future sales of our products.

If we receive regulatory approval to sell Ventavis or any other product candidate, the FDA and foreign regulatory authorities may, nevertheless, impose significant restrictions on the indicated uses or marketing of these products, or impose ongoing requirements for post-approval studies. In addition, regulatory agencies subject a marketed product, its manufacturer and the manufacturer’s facilities to continual review and periodic inspections. If we discover previously unknown problems with a product or our contract manufacturing facilities, a regulatory agency may impose restrictions on that product, on us or on our third-party contract manufacturers, including requiring us to withdraw the product from the market. If we fail to comply with applicable regulatory requirements, a regulatory agency may:

•	issue warning letters;

•	impose civil or criminal penalties;

•	suspend our regulatory approval;

•	suspend any of our ongoing clinical trials;

•	refuse to approve pending applications or supplements to approved applications filed by us;

•	impose restrictions on our operations, including closing our contract manufacturers’ facilities; or

•	seize or detain products or require a product recall.

Any failure to comply with ongoing regulatory requirements may significantly and adversely affect our ability to commercialize our product.

Because we are in the process of integrating new finance personnel and implementing new finance and accounting systems and controls, we may be unable to prepare and disclose our financial statements and other required disclosures in the timeframe required for public companies.

We recently hired a Chief Financial Officer and a Controller and are recruiting additional financial personnel. Prior to these recent hires, we were relying on the services of an outside consulting firm unaffiliated with our independent auditors to help prepare our financial statements. We also have begun to upgrade our finance and accounting systems, procedures and controls to meet the needs of a being a public company. Due to our limited resources, numerous miscellaneous adjustments were required to bring the audited financial statements included in the prospectus in compliance with generally accepted accounting principles.

As a public company, we will operate in an increasingly demanding regulatory environment which requires us to comply with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission, expanded disclosures, accelerated reporting requirements and more complex accounting rules. Company responsibilities required by the Sarbanes-Oxley Act include establishing corporate oversight and adequate internal control. As a result of the aforementioned factors, until we are able to implement comprehensive accounting policies and procedures, we may not be able to prepare and disclose, in a timely manner, our financial statements and other required disclosures or comply with existing or new reporting requirements.

If we are unable to find a development partner for CTX-100, we may be unable to realize commercial value from CTX-100.

We are in the early stages of developing CTX-100. We have completed two Phase I trials for CTX-100. Because CTX-100 is an early-stage product candidate and would require extensive additional clinical trials and significant additional resources, we will likely partner with another company to develop and commercialize CTX-100. Further, if we seek to partner with another company to develop and commercialize CTX-100, such an arrangement may not be available to us on desirable terms or at all.

If product liability lawsuits are successfully brought against us, we will incur substantial liabilities and may be required to limit commercialization of Ventavis or other product candidates.

We face product liability exposure related to the testing of our product candidates in human clinical trials, and we may face exposure to claims by an even greater number of persons once we begin marketing and distributing our products commercially. If we cannot successfully defend ourselves against product liability claims, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•	decreased demand for our products and product candidates;

•	injury to our reputation;

•	withdrawal of clinical trial participants;

•	costs of related litigation;

•	substantial monetary awards to patients and others;

•	loss of revenues; and

•	the inability to commercialize our products and product candidates.

We have product liability insurance that covers our clinical trials up to a $3.0 million annual aggregate limit. We intend to expand our insurance coverage to include the sale of commercial products if marketing approval is obtained for Ventavis or any other product candidate. However, insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost and we may not be able to obtain insurance coverage that will be adequate to satisfy any liability that may arise.

Third parties may own or control patents or patent applications that we may be required to license to commercialize our product candidates, or that could result in litigation that would be costly and time consuming.

Our ability to commercialize Ventavis and our other product candidates depends upon our ability to develop, manufacture, market and sell these drugs without infringing the proprietary rights of third parties. A number of pharmaceutical and biotechnology companies, universities and research institutions have or may be granted patents that cover technologies similar to the technologies owned by or licensed to us. We may choose to seek, or be required to seek, licenses under third party patents, which would likely require the payment of license fees or royalties or both. We are aware of a use patent which we may seek to license that covers the combination of Ventavis and phosphodiesterase inhibitors. We may also be unaware of existing patents that may be infringed by Ventavis or our other product candidates. Because patent applications can take many years to issue, there may be other currently pending applications which may later result in issued patents that are infringed by Ventavis or our other product candidates. Moreover, a license may not be available to us on commercially reasonable terms, or at all.

There is a substantial amount of litigation involving patent and other intellectual property rights in the biotechnology and biopharmaceutical industries generally. If a third party claims that we infringe on their technology, our business and results of operations could be harmed by a number of factors, including:

•	infringement and other intellectual property claims, even if without merit, are expensive and time-consuming to litigate and can divert management’s attention from our core business;

•	monetary damage awards for past infringement can be substantial;

•	a court may prohibit us from selling or licensing our product candidates unless the patent holder chooses to license the patent to us; and

•	if a license is available from a patent holder, we may have to pay substantial royalties.

We may also be forced to bring an infringement action if we believe that a competitor is infringing our protected intellectual property. Any such litigation will be costly, time consuming and divert management’s attention, and the outcome of any such litigation may not be favorable to us.

Our intellectual property rights may not preclude competitors from developing competing products and our business may suffer.

If we are not able to protect our proprietary technology, trade secrets and know-how, our competitors may use our intellectual property to develop competing products. Our patents, including our licensed patents relating to the use and manufacture of iloprost, may not be sufficient to prevent others from competing with us. The composition of matter patent covering iloprost, the active ingredient of Ventavis, expired on September 8, 2004, and, the U.S. process patents covering the manufacture of Ventavis will expire in 2007 and 2010. Therefore, we will not be able to depend on this composition of matter patent and these process patents to exclude competitors from developing iloprost for the treatment of PAH. Further, while Schering AG may have trade secrets relating to the manufacture of Ventavis, such trade secrets may become known or independently discovered or competitors may develop alternative ways to manufacture the drug. All of these factors may harm our competitive position. Our issued patents and those that may issue in the future, or those licensed to us, may be challenged, invalidated or circumvented, which could limit our ability to stop competitors from marketing related products or the term of patent protection that we may have for our product candidates.

If we fail to attract and keep senior management and key scientific personnel, we may be unable to successfully develop and commercialize our product candidates.

Our success depends on our continued ability to attract, retain and motivate highly qualified management and clinical and scientific personnel and on our ability to develop and maintain important relationships with leading academic institutions, clinicians and scientists. The loss of services of one or more of our members of senior management could delay or prevent the successful completion of our clinical trials or the commercialization of Ventavis. We do not currently carry “key person” insurance on the lives of members of senior management.

There is significant competition from other companies and research and academic institutions for qualified personnel in the areas of our activities. Our offices are located in the San Francisco Bay Area, where competition for personnel with biopharmaceutical skills is intense. If we fail to identify, attract, retain and motivate these highly skilled personnel, we may be unable to continue our development and commercialization activities.

If we fail to effectively integrate our new executive officers into our organization, the future development and commercialization of our product candidates may suffer, harming future regulatory approvals, sales of our product candidates or our results of operations.

Many of our executive officers have recently joined us as employees, including our Chief Medical Officer, President and Chief Business Officer and Chief Financial Officer, each of whom have joined CoTherix since December 2003. In addition, Donald J. Santel was promoted to Chief Executive Officer in August 2004. As a result, our executive team has not worked together as a group for a significant period of time. Our future performance will depend, in part on our ability to successfully integrate our newly hired executive officers into our management team and our ability to develop an effective working relationship among senior management. Our failure to integrate these individuals and create effective working relationships among them and other members of management could result in inefficiencies in the development and commercialization of our product candidates, harming future regulatory approvals, sales of our product candidates and our results of operations.

We will need to significantly increase the size of our organization, and we may experience difficulties in managing growth.

We are a small company with 34 employees as of September 30, 2004. In order to continue our clinical trials and commercialize our product candidates, we will need to substantially increase our operations, including expanding our employee base of managerial, operational and financial personnel. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional employees. Our future financial performance and our ability to commercialize our product candidates and to compete effectively will depend, in part, on our ability to manage any future growth effectively. To that end, we must be able to:

•	manage our clinical trials effectively;

•	integrate current and additional management, administrative, financial and sales and marketing personnel;

•	hire new personnel necessary to effectively commercialize product candidates we license;

•	develop our administrative, accounting and management information systems and controls; and

•	hire and train additional qualified personnel.

The acquisition or licensing of other products or product candidates may put a strain on our operations and will likely require us to seek additional financing.

One of our key strategies is to license or acquire complementary products or product candidates. We have no present agreement regarding any material acquisitions. However, if we do undertake any acquisitions, the process of integrating an acquired product or product candidate into our business may put a strain on our operations, including diversion of personnel and financial resources and diversion of management’s attention. In addition, any acquisition would give rise to additional operating costs and will likely require us to seek additional financing. Future acquisitions could result in additional issuances of equity securities that would dilute the ownership of existing stockholders. Future acquisitions could also result in the incurrence of debt, contingent liabilities or the amortization of expenses related to other intangible assets, any of which could adversely affect our operating results.

Our competitive position may be harmed if a competitor obtains orphan drug designation for treatment of PAH with a superior drug.

Orphan drug designation is an important element of our competitive strategy because Schering AG’s composition of matter patent for Ventavis expired on September 8, 2004. Any company that obtains the first FDA approval for a designated orphan drug for a rare disease generally receives marketing exclusivity for use of that drug for the designated condition for a period of seven years. Ventavis received orphan drug designation to treat PAH in August 2004. However, the FDA may permit other companies to market a form of iloprost, the active ingredient in Ventavis, to treat PAH if their product demonstrates clinical superiority, which could create a more competitive market for us.

Competitors could develop and gain FDA approval of inhaled iloprost for a different indication which could adversely affect our competitive position.

Inhaled iloprost manufactured by other parties may be approved for different indications in the U.S. in the future. For example, although we have an exclusive license from Schering AG to commercialize Ventavis in the U.S. to treat PAH, Schering AG could sell Ventavis in the U.S. for other indications. In the event there are other inhaled iloprost products approved by the FDA to treat indications other than those covered by Ventavis, physicians may elect to prescribe a competitor’s inhaled iloprost to treat PAH. This is commonly referred to as off-label use. While under FDA regulations a competitor is not allowed to promote off-label uses of its product, the FDA does not regulate the practice of medicine and, as a result, cannot direct physicians as to what inhaled iloprost to prescribe to their patients. As such, we would have limited ability to prevent off-label use of a competitor’s inhaled iloprost to treat PAH even if we have orphan drug exclusivity.

Anti-takeover defenses that we have in place could prevent or frustrate attempts by stockholders to change our board of directors or the direction of the company.

Provisions of our certificate of incorporation and bylaws and provisions of Delaware law may make it more difficult for or prevent a third party from acquiring control of us without the approval of our board of directors. These provisions include:

•	providing for a classified board of directors with staggered three-year terms;

•	restricting the ability of stockholders to call special meetings of stockholders;

•	prohibiting stockholder action by written consent;

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings; and

•	granting our board of directors the ability to designate the terms of and issue new series of preferred stock without stockholder approval.

These provisions may have the effect of entrenching our board of directors and may deprive or limit your strategic opportunities to sell your shares.

Schering AG’s right of first negotiation to acquire our company could prevent or delay a change of control.

If we intend to pursue a transaction where we would be acquired by or otherwise merge with a pharmaceutical company that sells a pulmonary hypertension drug that is directly competitive with Ventavis, Schering AG has a right of first negotiation to acquire our company subject to the terms set forth in our agreement. This may discourage other companies from seeking to acquire us.

Our stock is controlled by a small number of stockholders and the interests of these stockholders could conflict with your interests.

Our executive officers and directors, and stockholders affiliated with these individuals, beneficially own a majority of our common stock. As a result, these stockholders, if they acted together, could significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. The interests of these stockholders may not always coincide with our interests or the interests of other stockholders.

Unless an active trading market for our common stock develops following this offering, investors may be unable to sell large blocks of our common stock or sell their common stock at or above the initial offering price.

Prior to our initial public offering, there had been no public market for our common stock. The initial public offering price for our common stock was $6.00 per share. The market price of our common stock will undoubtedly vary from the initial public offering price. As a result, investors may not be able to sell their common stock at or above the initial offering price. In addition, an active trading market for our shares may never develop or be sustained following this offering. As a result, investors may be unable to sell large blocks of our common stock and therefore may have limited liquidity opportunities.

Future sales of currently restricted shares could cause the market price of our common stock to drop significantly, even if our business is doing well.

After our initial public offering of 5,000,000 shares, we had outstanding 19,589,255 shares of common stock. We issued 3,250,000 shares to new investors and 1,750,000 shares to existing stockholders in the initial public offering. The 3,250,000 shares issued to new investors, as well as 70,698 shares that were outstanding prior to the initial public offering, are not subject to a lock-up agreement and may be resold in the public market immediately. The remaining 16,268,557 shares (including the purchase of 1,750,000 shares by existing stockholders in the initial public offering), are restricted by securities laws, NASD restrictions or contractual agreements but will become available for resale in the future. As these resale restrictions end, particularly after the 30th, 90th and 180th day following this offering, the market price of our common stock could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements made under “Risk Factors” and “Business” constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these terms or other comparable terminology. These statements are only current predictions and are subject to known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from those anticipated by the forward-looking statements. These factors include, among other things, those listed under “Risk Factors.”

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by law, we are under no duty to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this prospectus.

USE OF PROCEEDS

The Company will not receive any of the proceeds from the offering hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the individual Selling Stockholders will be borne by such Selling Stockholders.

REGISTERED STOCKHOLDERS

The Reoffer Prospectus relates to shares of Common Stock which have been acquired by certain employees (the “Selling Stockholders”) of the Company. Selling Stockholders acquired shares of Common Stock to be offered hereunder pursuant to stock awards or the exercise of options granted under the 2000 Stock Plan.

The following table sets forth certain information with respect to the Selling Stockholders as of October 15, 2004:

Selling Stockholder	Stockholder’s Position with Company	Number of Shares Owned Before Offering	Number of Shares to be Offered Hereby	Number of Shares Owned After Offering*
Holders of less than 1% (1)			75,211

W. Scott Harkonen, M.D.	Former Chief Executive Officer and Former Chairman of the Board	460,700	458,316	2,384

*	Assumes sale of all of the shares offered; however, the Selling Stockholders may or may not sell any of the offered shares.
(1)	This table lists applicable percentage ownership based on 19,589,255 shares of common stock outstanding after the closing of our initial public offering.

PLAN OF DISTRIBUTION

The shares of Common Stock covered by this Reoffer Prospectus are being registered by the Company for the account of the Selling Stockholders.

The Selling Stockholder(s) may sell the shares in one or more transactions (which may involve one or more block transactions) on the Nasdaq National Market, in sales occurring in the public market off such system, in privately negotiated transactions or in a combination of such transactions. Each such sale may be made either at market prices prevailing at the time of such sale or at negotiated prices. The Selling Stockholder(s) may sell some or all of the shares in transactions involving broker-dealers, who may act as agent or acquire the shares as principal. Any broker-dealer participating in such transactions as agent may receive commissions from the Selling

Stockholder(s) (and, if they act as agent for the purchaser of such shares, from such purchaser). The Selling Stockholder(s) will pay usual and customary brokerage fees. Broker-dealers may agree with the Selling Stockholder(s) to sell a specified number of shares at a stipulated price per share and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholder(s), to purchase as principals any unsold shares at the price required to fulfill the respective broker-dealer’s commitment to the Selling Stockholder(s). Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions.

To the knowledge of the Company, there is currently no agreement with any broker or dealer respecting the sale of the shares offered hereby. Upon the sale of any such shares, the Selling Stockholder(s) or anyone effecting sales on behalf of the Selling Stockholder(s) may be deemed an underwriter, as that term is defined under the Securities Act of 1933, as amended. The Company will pay all expenses of preparing and reproducing this Reoffer Prospectus, but will not receive the proceeds from sales by the Selling Stockholders. Sales will be made at prices prevailing at the time of such sales.

The Company is bearing all costs relating to the registration of the shares. Any commissions or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the Selling Stockholder(s) or other party selling such shares. In order to comply with certain states’ securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the shares may not be sold unless the shares have been registered or qualified for sale in such state, or unless an exemption form registration or qualification is available and is obtained.

DOCUMENTS INCORPORATED BY REFERENCE

CoTherix, Inc. hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)	CoTherix, Inc.’s prospectus filed with the SEC pursuant to Rule 424(b) under the 1933 Act, in connection with Registration Statement No. 333-113521 on Form S-1 filed with the SEC on March 11, 2004, together with any and all amendments thereto, in which there are set forth audited financial statements from inception (February 10, 2000) through December 31, 2003 and for each of CoTherix, Inc.’s fiscal years ending December 31, 2001, 2002 and 2003.

(b)	The description of CoTherix, Inc.’s outstanding Common Stock contained in the Registrant’s Registration Statement No. 000-50794 on Form 8-A filed with the SEC on June 11, 2004, pursuant to Section 12 of the Securities Act of 1934, as amended (the “1934 Act”), including any amendment or report filed for the purpose of updating such description.

All of such documents are on file with the Commission. All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities to be offered pursuant hereto have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents.

INDEMNIFICATION

As permitted by Section 145 of the Delaware General Corporation Law, the Company’s amended and restated certificate of incorporation and bylaws provide for indemnification of its directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the Company’s corporate charters and the Company’s bylaws. The Company has entered into indemnification agreements with its officers and directors. The indemnification agreements provide the Company’s officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. The Company has also obtained directors’ and officers’ liability insurance to insure such persons against certain liabilities. In addition, the underwriting agreement provides that the underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the 1933 Act. The Company’s amended and restated investor rights agreement between the Company and certain investors provides for cross-indemnification in connection with registration of the Company’s common stock on behalf of such investors.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

CoTherix, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “SEC”):

(a)	The Registrant’s prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “1933 Act”), in connection with Registration Statement No. 333-113521 on Form S-1 filed with the SEC on March 11, 2004, together with any and all amendments thereto, in which there are set forth audited financial statements from inception (February 10, 2000) through December 31, 2003 and for each of the Registrant’s fiscal years ended December 31, 2001, 2002 and 2003; and

(b)	The description of the Registrant’s outstanding Common Stock contained in the Registrant’s Registration Statement No. 000-50794 on Form 8-A filed with the SEC on June 11, 2004, pursuant to Section 12 of the Securities Act of 1934, as amended (the “1934 Act”), including any amendment or report filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

As permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s amended and restated certificate of incorporation and bylaws provide for indemnification of its directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Reference is made to the Registrant’s corporate charters and the Registrant’s bylaws. The Registrant has entered into indemnification agreements with its officers and directors. The indemnification agreements provide the Registrant’s officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. The Registrant has also obtained directors’ and officers’ liability insurance to insure such persons against certain liabilities. In addition, the underwriting agreement provides that the underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Registrant against certain liabilities, including liabilities under the 1933 Act. The Registrant’s amended and restated investor rights agreement between the Registrant and certain investors provides for cross-indemnification in connection with registration of the Registrant’s common stock on behalf of such investors.

Item 7. Exemption from Registration Claimed

The sale and issuance of securities to the Selling Stockholders by the Registrant to whom the shares offered for resale pursuant to this Registration Statement were sold were deemed to be exempt from registration under the 1933 Act by virtue of Section 4(2) thereof.

Item 8. Exhibits

Exhibit Number	Exhibit
4	Instrument Defining Rights of Stockholders. Reference is made to Registrant’s Registration Statement No. 000-50794 on Form 8-A, which is incorporated herein by reference pursuant to Item 3(b) of this Registration Statement.

5	Opinion and consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP is contained in Exhibit 5.

24	Power of Attorney. Reference is made to page II-3 of this Registration Statement.

Item 9. Undertakings

A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant’s 2000 Stock Plan, 2004 Equity Incentive Plan, 2004 Employee Stock Purchase Plan, and Written Compensation Agreements.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California on this 29th day of October, 2004.

COTHERIX, INC.

By:	/s/ Donald J. Santel
Donald J. Santel
Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of CoTherix, Inc., a Delaware corporation, do hereby constitute and appoint Christine Gray-Smith and Donald J. Santel, and either of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Donald J. Santel	Chief Executive Officer and Director (Principal Executive Officer)	October 29, 2004
Donald J. Santel

/s/ Christine Gray-Smith	Executive Vice President, Chief Financial Officer and Secretary	October 29, 2004
Christine Gray-Smith	(Principal Financial and Accounting Officer)

Signature	Title	Date
/s/ Bradford S. Goodwin	Chairman of the Board	October 29, 2004
Bradford S. Goodwin

/s/ Robert Chess	Director	October 29, 2004
Robert Chess

Director
James I. Healy, M.D., Ph.D.

Director
Daniel S. Janney

/s/ Nicholas J. Simon	Director	October 29, 2004
Nicholas J. Simon III

EXHIBIT INDEX

Exhibit Number	Exhibit
4	Instrument Defining Rights of Stockholders. Reference is made to CoTherix, Inc.’s Registration Statement No. 000-50794 on Form 8-A, which is incorporated herein by reference under Item 3(b) of this Registration Statement.

5	Opinion and consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP is contained in Exhibit 5.

24	Power of Attorney. Reference is made to page II-3 of this Registration Statement.